WABCO Announces Transition of Chairman of the Board; CEO Esculier Assumes Additional Role as Chairman

BRUSSELS, Belgium, March 24, 2009 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, announced today that Jacques Esculier, the company’s Chief Executive Officer, will assume the additional role of Chairman of the Board, effective immediately after WABCO’s 2009 Annual Shareholders Meeting on May 28, 2009. Mr. Esculier has been leading WABCO since January 2004.

James Hardymon, the company’s Non-Executive Chairman of the Board, will be appointed to the position of Lead Director, effective on the same date, subject to his re-election for a new term at WABCO’s 2009 Annual Shareholders Meeting. Mr. Hardymon will preside at all meetings of the company’s non-management directors and assume other responsibilities to further ensure that non-management directors can perform their duties.

“Jacques Esculier strongly contributes to WABCO’s leadership position in the commercial vehicle industry and he is passionate about continuing the company’s long track record of outstanding results,” said James Hardymon, WABCO Non-Executive Chairman of the Board. “At this stage in the company’s growth, I can better serve WABCO through my new role as Lead Director, assisting Jacques as well as every other Board member.”

About WABCO

WABCO Vehicle Control Systems (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability, and transmission automation systems supplied to the world’s leading commercial truck, trailer, and bus manufacturers. With sales of $2.6 billion in 2008, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Media, investors and financial analysts contact

Mike Thompson, +32 2 663 9854, mike.thompson@wabco-auto.com

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com